Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Fourth Quarter 2016 Results

SAN JUAN, Puerto Rico, March 2, 2017 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced quarterly consolidated revenues of $730.7 million and net income of $12.0 million, or $0.50 per diluted share, versus net income of $14.2 million, or $0.57 per diluted share, a year ago. The adjusted net income for the quarter was $3.4 million, or $0.14 per diluted share, versus adjusted net income of $11.2 million, or $0.45 per diluted share, a year ago.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $719.2 million, a 6.4% decrease from last year, reflecting lower premiums in the Managed Care segment;
●	Consolidated operating loss was $1.5 million;
●	Consolidated loss ratio was 84.7%;
●	Medical loss ratio (MLR) was 88.0%.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management, commented, “The fourth quarter marked the end of a challenging but eventful transition year, with disappointing financial results but meaningful accomplishments and investments that lay the foundation for stronger long-term performance.  Beginning in the second quarter, results were negatively impacted by unanticipated trends in certain medical costs and unfavorable prior-period reserve developments. Adjusting for these reserve developments, our net income for the quarter would have increased year over year.”

“Focusing on a strategy laid out early in the year, we simplified our organizational structure, integrated our three Managed Care businesses, strengthened our management team and invested in new systems capabilities. These efforts paid off in October 2016, when our Medicare Advantage HMO contract achieved a 4-star rating for payment year 2018 and again in February 2017, when our Commercial and Medicaid programs received full URAC accreditation. We also implemented measures to address the root causes of longstanding claims processing issues, exited a money-losing U.S. Virgin Islands business, and froze our defined benefit pension plan.”

Garcia-Rodriguez continued, “There have been important macro developments in recent months as well. The Fiscal Oversight Board (Oversight Board) established by the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) began operations and the Congressional Task Force on Economic Growth in Puerto Rico, also established by PROMESA, produced a report that included various recommendations to improve federal funding for the Island’s healthcare delivery system.  Most recently—just two days ago—the Governor of Puerto Rico submitted a fiscal plan to the Oversight Board that contemplates significant budget reductions and program design changes in its Government Health Plan.”

Triple-S Management Corporation
He concluded, “2016 has been a demanding year and we know there is still work for us to do. We will continue to direct the majority of corporate resources to strengthen our core managed care business, where we expect to see margin improvements in 2018.  We remain mindful of our commitment to making prudent, disciplined capital allocation decisions that result in long-term shareholder value. We also intend to remain a vocal advocate for the Island in Washington, D.C.”

Selected Consolidated Quarterly Details

●
Consolidated premiums earned were $701.9 million, down 6.4% from last year. The decrease was principally due to lower premiums in the Managed Care business, reflecting a decline in fully-insured membership across all sectors, offset by premium rate increases in our Commercial business, higher Property and Casualty and Life Insurance premiums, and the release of the return premium accrual to the government of Puerto Rico recognized during prior quarters.

●
At 84.7%, the consolidated loss ratio was up 290 basis points from a year ago, reflecting the 370-basis-point increase in the Managed Care MLR, offset by the 490-basis-point decline in the Life Insurance segment’s loss ratio.  Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments to the corresponding period, the consolidated loss ratio would have been 82.3%, 50 basis points higher than last year.

●
Consolidated operating expenses decreased $12.2 million and the operating expense ratio fell 50 basis points year over year, to 17.9%.  The reduction in operating expenses reflects lower payroll and related expenses and a decrease in the provision for doubtful accounts, mostly due to last year’s strengthening of the allowance for doubtful receivables. This year-over-year reduction was partially offset by an increase in the Health Insurance Providers Fee in 2016, reflecting the at-risk Medicaid enrollment after the model changed in 2015.

Selected Managed Care Segment Quarterly Details

●	Managed Care premiums earned were $639.5 million, down $51.8 million, or 7.5%, year over year, largely reflecting a decrease in fully-insured membership.
o	Medicare premiums of $234.5 million decreased 16.1% year over year, reflecting lower membership and the reduction in 2016 reimbursement rates.
o	Commercial premiums were down 2.8% from a year ago, to $204.6 million, resulting from a drop in fully-insured member month enrollment, offset, in part, by higher average premium rates.
o
Medicaid premiums of $200.4 million decreased 0.7% as a result of the membership decline and the lower average premium rates negotiated with the government of Puerto Rico that went into effect July 1, 2016.  These decreases were offset, in part, by the release of $6.3 million from the accrued return premium to the government of Puerto Rico that has been recognized during prior quarters.

●
Managed Care MLR of 88.0% was up 370 basis points from the prior year. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments to the corresponding period, the Managed Care MLR would have been 85.4%, 130 basis points higher than a year ago, reflecting higher than expected trends in Part B drugs and additional deterioration in the experience of the ESRD population in the Medicare business and higher pharmacy claim trends in the Medicaid business.

●	Managed Care operating expenses were $95.9 million, down $8.1 million, or 7.8%, year over year, primarily reflecting the changes discussed above.

Triple-S Management Corporation
Consolidated Year-End Recap

Consolidated operating revenues for the year ended December 31, 2016 rose 2.9% year over year to $3.0 billion, primarily reflecting higher Managed Care and Life Insurance premiums. The higher Managed Care premiums reflect the additional Medicaid premiums generated under the new at-risk contract that became effective April 1, 2015 and higher average premium rates in the Commercial business, partially offset by lower Commercial and Medicare membership. Total Medicaid premiums during this period were $783.2 million, $176.0 million higher than last year. Consolidated claims for the year were $2.5 billion, up 6.6% over last year, primarily reflecting the higher fully-insured Managed Care enrollment associated with the new Medicaid contract. The consolidated loss ratio was up 220 basis points to 85.5%  and the MLR rose 240 basis points to 88.6%. Excluding the impact of prior-period reserve developments and moving the Medicare risk score revenue adjustments to the corresponding period, the Managed Care MLR for the year would have been 88.1%, 110 basis points higher than a year ago. Consolidated operating expenses for the year were $493.9 million and the operating expense ratio was 17.0%. Consolidated net income for the year was $17.4 million, or $0.71 per diluted share, based on weighted average shares outstanding of 24.5 million, compared with net income of $52.1 million, or $2.02 per diluted share, based on weighted average shares outstanding of 25.8 million, for the same period last year. Adjusted net income for the year was $3.2 million, or $0.13 per diluted share, versus adjusted net income of $36.8 million, or $1.43 per diluted share, in 2015.

2017 Outlook

García-Rodríguez commented, “We have previously expressed our intention to offer 2017 guidance and we certainly chose an interesting moment to do so.  The proposed cuts and design changes in the Government Health Plan (GHP), along with the broader economic impact of the fiscal control measures required by the Fiscal Oversight Board, make it very challenging to forecast our GHP business and could impact our other businesses as well.  As a result of these market uncertainties, today we are not providing guidance in the traditional sense.  Nonetheless, we would like to provide some directional guidance regarding our Commercial and Medicare businesses.

“In the Commercial business, we continue to be successful in our new sales and retention strategies, with January fully-insured membership totaling nearly 338,000. We expect full-year at-risk member month enrollment to be approximately 4.0 million, plus or minus 5%, considering that we are still experiencing some attrition but also expect to add new groups. Our MLR should be in the 84.5% to 86.5% range.

"In the Medicare Advantage business, we had a successful open enrollment season in terms of retention and new sales.  Membership as of January 31st was 121,000 and we expect that to remain stable during the year with full year member month enrollment of about 1.5 million, plus or minus 5%. The expected MLR should be between 90% and 92%.

"Our ancillary segments are expected to continue showing stable results.  In 2017 Life insurance and Property and Casualty premiums are expected to reach $162 million and $90 million, respectively, plus or minus 5%.

"Investment income should be at the same level as in 2016 and administrative expenses should be in a range of $460 million to $485 million.

“We will continue offering directional information— such as estimates, targets or trends―where it makes sense to help guide market expectations.   As time progresses and the environment stabilizes, we will consider when and if it would be appropriate to provide consolidated earnings estimates on a regular basis.”

Triple-S Management Corporation
 Conference Call and Webcast

Management will host a conference call and webcast on March 2, 2017 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and the year ended December 31, 2016. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Triple-S Management Corporation
Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	December 31,2016	December 31,2015
Assets

Investments	$1,433,392	$1,341,546
Cash and cash equivalents	103,428	197,818
Premium and other receivables, net	286,365	282,646
Deferred policy acquisition costs and value of business acquired	194,787	190,648
Property and equipment, net	66,369	73,953
Other assets	134,658	119,534

Total assets	$2,218,999	$2,206,145

Liabilities and Equity

Policy liabilities and accruals	$1,102,237	$1,067,537
Accounts payable and accrued liabilities	219,191	254,925
Long-term borrowings	35,085	36,827

Total liabilities	1,356,513	1,359,289

Stockholders’ equity:
Common stock	24,272	24,999
Other stockholders’ equity	838,891	822,527

Total Triple-S Management Corporation stockholders’ equity	863,163	847,526

Non-controlling interest in consolidated subsidiary	(677)	(670)

Total stockholders’ equity	862,486	846,856

Total liabilities and equity	$2,218,999	$2,206,145

Triple-S Management Corporation
Exhibit II
Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Premiums earned, net	$701,871	749,771	$2,890,641	2,783,154
Administrative service fees	4,094	4,870	17,843	44,705
Net investment income	12,343	12,640	48,913	45,174
Other operating revenues	863	1,063	3,461	3,719

Total operating revenues	719,171	768,344	2,960,858	2,876,752

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	-	(723)	(1,434)	(5,212)
Net realized gains, excluding other-than-temporary impairment losses on securities	10,425	4,405	18,813	24,153

Total net realized investment gains on sale of securities	10,425	3,682	17,379	18,941

Other income, net	1,101	1,912	6,569	7,043

Total revenues	730,697	773,938	2,984,806	2,902,736

Benefits and expenses:
Claims incurred	594,241	613,478	2,472,191	2,318,715
Operating expenses	126,396	138,635	493,894	518,721

Total operating costs	720,637	752,113	2,966,085	2,837,436

Interest expense	1,906	1,934	7,635	8,169

Total benefits and expenses	722,543	754,047	2,973,720	2,845,605

Income before taxes	8,154	19,891	11,086	57,131

Income tax (benefit) expense	(3,888)	5,730	(6,345)	5,099

Net income	12,042	14,161	17,431	52,032

Less: Net loss attributable to the non-controlling interest	1	4	7	89

Net income attributable to Triple-S Management Corporation	$12,043	$14,165	$17,438	$52,121

Earnings per share attributable to Triple-S Management Corporation:

Basic net income per share	$0.50	$0.57	$0.71	$2.03
Diluted net income per share	$0.50	$0.57	$0.71	$2.02

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Year ended December 31,

	2016	2015

Net cash provided by operating activities	$6,471	$229,094

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	400,848	355,045
Fixed maturities matured/called	56,988	67,615
Equity securities sold	109,049	100,152
Securities held to maturity - fixed maturities matured/called	1,538	640
Acquisition of investments:
Securities available for sale:
Fixed maturities	(482,252)	(469,198)
Equity securities	(163,119)	(92,844)
Securities held to maturity - fixed maturities	(1,445)	(624)
Increase in other investments	(2,493)	(2,427)
Net disbursements for policy loans	(663)	(641)
Net capital expenditures	(4,750)	(9,094)

Net cash used in by investing activities	(86,299)	(51,376)

Cash flows from financing activities:
Repurchase and retirement of common stock	(21,371)	(48,287)
Change in outstanding checks in excess of bank balances	12,250	(1,786)
Repayments of long-term borrowings	(1,742)	(37,640)
Proceeds from policyholder deposits	18,224	16,563
Surrenders of policyholder deposits	(21,923)	(18,787)

Net cash used in financing activities	(14,562)	(89,937)

Net (decrease) increase in cash and cash equivalents	(94,390)	87,781

Cash and cash equivalents, beginning of period	197,818	110,037

Cash and cash equivalents, end of period	$103,428	$197,818

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended December 31,				Year ended December 31,
(dollar amounts in millions)	2016	2015	Percentage Change		2016	2015	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$204.6	$209.9	(2.5%)		$841.4	$844.6	(0.4%)
Medicare	234.5	279.6	(16.1%)		1,023.9	1,097.7	(6.7%)
Medicaid	200.4	201.9	(0.7%)		783.2	607.2	29.0%
Total Managed Care	639.5	691.4	(7.5%)		2,648.5	2,549.5	3.9%
Life Insurance	40.0	38.3	4.4%		156.9	148.1	5.9%
Property and Casualty	23.0	20.7	11.1%		87.9	87.6	0.3%
Other	(0.6)	(0.6)	0.0%		(2.7)	(2.0)	(35.0%)
Consolidated premiums earned, net	$701.9	$749.8	(6.4%)		$2,890.6	$2,783.2	3.9%
Operating revenues (loss): [1]
Managed Care	$648.6	$700.9	(7.5%)		$2,686.0	$2,610.6	2.9%
Life Insurance	46.2	45.0	2.7%		181.8	172.6	5.3%
Property and Casualty	25.3	23.2	9.1%		96.8	96.3	0.5%
Other	(0.9)	(0.8)	(12.5%)		(3.7)	(2.7)	(37.0%)
Consolidated operating revenues	$719.2	$768.3	(6.4%)		$2,960.9	$2,876.8	2.9%
Operating (loss) income: [2]
Managed Care	$(10.3)	$14.2	(172.5%)		$(36.8)	$20.5	(279.5%)
Life Insurance	6.6	5.6	17.9%		21.5	20.0	7.5%
Property and Casualty	2.6	1.7	52.9%		12.1	8.3	45.8%
Other	(0.4)	(5.3)	92.5%		(2.0)	(9.4)	78.7%
Consolidated operating (loss) income	$(1.5)	$16.2	(109.3%)		$(5.2)	$39.4	(113.2%)
Operating margin: [3]
Managed Care	(1.6%)	2.0%	-360	bp	(1.4%)	0.8%	-220	bp
Life Insurance	14.3%	12.4%	190	bp	11.8%	11.6%	20	bp
Property and Casualty	10.3%	7.3%	300	bp	12.5%	8.6%	390	bp
Consolidated	(0.2%)	2.1%	-230	bp	(0.2%)	1.4%	-160	bp
Depreciation and amortization expense	$3.5	$4.3	(18.6%)		$14.1	$16.4	(14.0%)

[1]	Operating revenues include premiums earned, net, administrative service fees and net investment income.
[2]	Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
[3]	Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended December 31,		Year ended December 31,
(Unaudited)	2016	2015	2016	2015
Member months enrollment:
Commercial:
Fully-insured	1,010,374	1,103,959	4,209,920	4,492,395
Self-insured	526,721	540,892	2,144,621	2,221,327
Total Commercial	1,537,095	1,644,851	6,354,541	6,713,722
Medicare Advantage	334,570	373,694	1,394,272	1,447,420
Medicaid:
Fully-insured	1,195,700	1,272,741	4,829,729	3,855,945
Self-insured	-	-	-	4,229,082
Total Medicaid	1,195,700	1,272,741	4,829,729	8,085,027
Total member months	3,067,365	3,291,286	12,578,542	16,246,169
Claim liabilities (in millions)			$349.0	$348.3
Days claim payable			54	58
Premium PMPM:
Managed Care	$251.71	$251.38	$253.84	$260.27
Commercial	202.50	190.13	199.86	188.01
Medicare Advantage	700.90	748.21	734.36	758.38
Medicaid	167.60	158.63	162.16	157.47
Medical loss ratio:	88.0%	84.3%	88.6%	86.2%
Commercial	81.2%	83.4%	85.2%	84.2%
Medicare Advantage	91.1%	79.6%	90.3%	84.6%
Medicaid	91.4%	91.4%	90.1%	91.5%
Adjusted medical loss ratio: [1]	85.4%	84.1%	88.1%	87.0%
Commercial	79.9%	85.4%	83.9%	86.6%
Medicare Advantage	86.0%	78.1%	90.0%	84.7%
Medicaid	90.4%	91.4%	90.2%	91.4%
Operating expense ratio:
Consolidated	17.9%	18.4%	17.0%	18.3%
Managed Care	14.9%	14.9%	14.0%	15.1%

[1]
The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment	As of December 31,
	2016	2015
Members:
Commercial:
Fully-insured	335,643	367,278
Self-insured	173,514	180,356
Total Commercial	509,157	547,634
Medicare Advantage	110,297	123,888
Medicaid	397,918	422,922
Total members	1,017,372	1,094,444

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income
(Unaudited)	Three months ended December 31,		Year ended December 31,
(dollar amounts in millions)	2016	2015	2016	2015
Net income	$12.0	$14.2	$17.4	$52.1
Less adjustments:
Net realized investment gains, net of tax	8.3	3.0	13.9	15.2
Contingency accrual	-	-	-	(4.4)
Non-recurring tax benefit	-	-	-	3.1
Private equity investment income, net of tax [1]	0.3	-	0.3	1.4
Adjusted net income	$3.4	$11.2	$3.2	$36.8
Diluted adjusted net income per share	$0.14	$0.45	$0.13	$1.43

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

[1]	The adjusted net income for 2015 was modified to exclude equity pick-up generated from private equity investments.

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